ASSET PURCHASE AGREEMENT

Between

Digital Turbine, Inc.
as Purchaser,

Digital Turbine Group, LLC,
as Seller,

and

Peter A. Adderton

and

Fred E. Goldring,
as Members

Dated:

December 28, 2011

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Exhibit 4.2(c)(i)	Form of Assignment and Bill of Sale
Exhibit 4.2(c)(ii)	Software Assignment
Exhibit 4.2(c)(iii)	Trademark Assignment
Exhibit 4.2(j)	Form of Peter Adderton Employment Agreement
Exhibit 5.9	Intellectual Property
Exhibit 5.10	Contracts

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, effective as of December 28, 2011 (the “Effective Date”), is made and entered into by and between Digital Turbine, Inc., a Delaware corporation (“Purchaser”); Digital Turbine Group, LLC, a California limited liability company (“Seller”); and Peter A. Adderton and Fred E. Goldring, the sole members of Seller (the “Members”).

A.           Seller is engaged in the business of the development and marketing of a customized user interface and content management system for mobile entertainment devices (the “Business”).

B.           Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Business together with the Purchased Assets (as defined below), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1           Assets to be Transferred.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Purchaser herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Purchaser and its counsel, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest, as of the Effective Time, in and to the Purchased Assets.

1.2           Title to Purchased Assets.  The Purchased Assets shall be conveyed free and clear of all liabilities, obligations and Liens.

1.3           Nontransferable Assets.  Notwithstanding Section 1.1 above, in the event any consent or approval of a third party is required pursuant to Applicable Law or the terms of any applicable agreement or arrangement to consummate the transfer to Purchaser, free and clear of all liabilities, obligations and Liens, of any asset included within the definition of Purchased Assets, and such consent or approval has not been obtained at or prior to the Effective Time, then such asset shall not be transferred to Purchaser pursuant to this Agreement at the Effective Time. Instead, Seller shall continue to use all reasonable efforts, at its sole cost and expense, to obtain any such consent or approval until such consent or approval has been obtained, and Purchaser shall be entitled to retain the economic benefits of such asset as if such asset had been transferred to Purchaser at the Effective Time.

ARTICLE II

NO ASSUMPTION OF LIABILITIES

2.1           No Assumption of Liabilities.  Notwithstanding any other provision of this Agreement, Purchaser shall not assume or be liable for any liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist at the Effective Time or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time (collectively, “Excluded Liabilities”).

ARTICLE III

PURCHASE PRICE, PAYMENT AND RELATED MATTERS

3.1           Payment of the Purchase Price.  The purchase price for the Purchased Assets shall be payable by Purchaser on the Closing Date in the form of a stock certificate (the “Stock Certificate”), constituting fifty thousand (50,000) shares of Parent Common Stock (the “Stock Consideration”), issued in the name of Seller. The original Stock Certificate shall be delivered to Seller within three (3) business days after the Closing Date. The Stock Certificate shall bear the legend set forth in Section 5.22(e). No certificates or scrip representing fractional shares of Parent Common Stock will be issued. Any fractional shares will be rounded to the nearest whole share.

3.2           Changes in Parent Common Stock.  In the event that, after the date hereof but prior to the applicable date of delivery of the Stock Certificate, there has occurred the record date of any reclassification, stock split, stock dividend or similar change in respect of the Parent Common Stock, then appropriate adjustment shall be made in the number of shares of Parent Common Stock and/or kind of securities issued as such Stock Consideration, in order to provide Seller with the same number of shares of Parent Common Stock and/or securities that it would have received after such reclassification, stock split, stock dividend or similar change if such date of delivery had occurred immediately prior to the record date of such reclassification, stock split, stock dividend or similar change (and all references herein to the Stock Consideration shall refer to such adjusted number and/or kind of securities).

3.3           Excise Taxes; Title Insurance Premiums.  All sales, documentary and transfer taxes arising out of the sale of the Purchased Assets hereunder, as well as the survey costs and premiums for all policies of title insurance and all charges for or in connection with the recording of any document or instrument herein provided shall be paid by Seller. Any other charges of the title insurer shall be borne equally by Purchaser and Seller.

ARTICLE IV

CLOSING

4.1           Time and Place.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, at 10:00 a.m. local time on the date hereof or at such other time and place as Purchaser and Seller mutually agree in writing.  The Closing shall be effective (and the possession and control of the Purchased Assets shall vest in Purchaser) as of the Effective Time, and all transactions and deliveries at the Closing shall be deemed to have occurred simultaneously.  The “Effective Time” shall mean 12:01 a.m. Los Angeles time on the day after the Closing.

4.2           Transactions at the Closing.  At the Closing, the following shall occur:

(a)           Purchaser shall deliver the Stock Certificate to Seller in accordance with Section 3.1 (which shall occur within three (3) business days following the Closing Date);

(b)           Purchaser shall provide to Seller a certificate of good standing with respect to its jurisdiction of formation;

(c)           Seller shall deliver to Purchaser an Assignment and Bill of Sale, assignments in registrable form of all trademarks, service marks, patents, copyrights and registrations or applications for the same included within the Purchased Assets, in the form of Exhibits 4.2(c)(i) through 4.2(c)(iii), together with such other instruments of sale, transfer, conveyance, assignment and confirmation, and Seller shall take such further actions, as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto;

(d)           Seller shall deliver to Purchaser (i) a cashier’s or certified check drawn by Seller to the order of Purchaser in the aggregate amount of all of Seller’s cash on hand and in banks or, at Purchaser’s option, an assignment of all of Seller’s bank accounts in form and substance satisfactory to Purchaser; and (ii) all instruments and securities constituting a part of the Cash and Cash Equivalents as of the Effective Time, duly endorsed to the order of Purchaser;

(e)           Seller shall deliver to Purchaser all of the Books and Records of Seller;

(f)           Seller shall provide to Purchaser a certificate of good standing with respect to its jurisdiction of formation and each other jurisdiction in which Seller does business;

(g)           Seller shall deliver to Purchaser security interest reports, obtained by Seller at its sole expense, dated not earlier than five (5) days prior to the Closing Date, showing that as of the date of said report there are no financing statements on file with respect to any of the Purchased Assets except as permitted hereunder;

(h)           Seller shall deliver to Purchaser the latest Tax bills affecting the Purchased Assets, including, without limitation, any and all assessment notices, whether special or general, local, state or otherwise;

(i)           Seller shall deliver to Purchaser all other properties, documents and certificates required to be delivered to Purchaser hereunder, to the extent not theretofore delivered;

(j)           Peter Adderton shall execute and deliver the employment agreement in the form of Exhibit 4.2(j), which shall be effective as of the Effective Time;

(k)           Seller shall deliver to Purchaser a fully executed copy of (A) the DT AUS Assignment and (B) the License Agreement between Seller and DTPL, each of which shall be in form satisfactory to Purchaser, in its sole and absolute discretion, which shall be effective at or prior to the Effective Time;

(l)           Purchaser shall have received from DT AUS an executed copy of a first amendment to the License Agreement between Seller and DTPL in form satisfactory to Purchaser, in its sole and absolute discretion, which shall be effective at the Effective Time; and

(m)           Seller shall deliver to Purchaser copies of any and all consents and approvals required to consummate the transactions contemplated under this Agreement, together with a listing of any consents or approvals that have not been so obtained as of the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF SELLER AND THE MEMBERS

Seller and each of the Members, jointly and severally, hereby represent and warrant to Purchaser that:

5.1           Organization; Capitalization; Authority; Due Authorization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted; is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing.  The Members are the sole members and managers of Seller.  Each Member owns a fifty percent (50%) membership interest in Seller.  Seller and each Member has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other agreements, documents and instruments contemplated hereby to which it is a party (collectively, “Seller Documents”) and to perform fully Seller’s and such Member’s obligations hereunder and thereunder.  Seller and each Member has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Seller Documents to be executed by it and to consummate the transactions contemplated herein and therein.  This Agreement has been duly and validly executed by Seller and each Member and constitutes the legal, valid and binding obligation of Seller and each Member, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

5.2           No Violation.  Neither the execution or delivery by Seller of this Agreement nor the consummation of the transactions contemplated herein will (with or without notice or lapse of time or both) (a) violate any provision of the articles of organization, operating agreement or other charter documents of Seller; (ii) violate in any material respect any Applicable Law; (iii) constitute a material default under, or give rise to any right of termination or acceleration of, or to a loss of material benefits by Seller under, any Seller Material Contract or (iv) result in the creation of any Lien upon any assets of Seller.

5.3           Regulatory Approvals and Other Consents.  No consent, approval, authorization, or exemption from, nor any notice to or filing with, any Authority is required to consummate the transactions contemplated herein.

5.4           Title to Purchased Assets.  Without limiting the specific representations and warranties as to specific classes of Purchased Assets contained elsewhere herein, Seller has good and marketable title to each of the Purchased Assets owned by it and the valid and enforceable right to receive and/or use each of the Purchased Assets in which Seller has any other interest, free and clear of all Liens.  The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will at the Effective Time vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Purchased Asset in Purchaser, free and clear of all Liens.

5.5           Financial Condition.

(a)           Financial Statements.  Seller has not prepared formal financial statements for any period. Seller has previously delivered to Purchaser a true, correct and complete copy of its check register for 2011 (the “Check Register”), which Check Register accurately reflects cash payments to and from Seller on the dates of the transactions set forth therein.

(b)           No Undisclosed Liabilities.  Except for (i) those liabilities specifically referenced in the Check Register, or (ii) those liabilities arising under any Seller Material Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), Seller has, as of the date hereof, no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of Seller.  To Seller’s Knowledge, there are not any circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Seller except in the ordinary course of the Business or as otherwise set forth in this Section 5.5(b).

(c)           Accounts Receivable.  Seller has no Accounts Receivable.

(d)           Absence of Certain Changes.  Since January 1, 2011, Seller has conducted the Business only in the ordinary course consistent with its past practices.

5.6           Inventory; Prepaid Items.  Seller has no inventory or Prepaid Items.

5.7           Ownership of Real Property. Seller does not own nor does Seller lease any real estate.  Seller is not obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property.

5.8           Tangible Personable Property.  Seller does not own, lease or have in its possession any Tangible Personal Property.

5.9           Intellectual Property.

(a)           Exhibit 5.9 sets forth, as of the date hereof, (i) a true and accurate identification of each registered and unregistered fictitious business name, trademark, service mark, trade name, domain name, URL, web site and slogan, and each registration and application for any of the foregoing, constituting a part of the Intellectual Property of Seller; (ii) a true and complete schedule of each statutory, common law and registered copyright, and each registration and application for any of the foregoing, constituting a part of such Intellectual Property; (iii) a true and complete schedule of each patent and associated invention, industrial model, process and design, technical information, know-how and operating maintenance or other manual and each registration and application for any of the foregoing, constituting a part of such Intellectual Property; (iv) each item of Software and associated documentation constituting a part of such Intellectual Property; (v) a true and complete list, without extensive or revealing descriptions, of each trade secret constituting a part of such Intellectual Property, including each related process or item of know-how or other technical data, and including, as to each such trade secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts, procedures, manuals and other descriptive material relating to it; and (vi) a true and complete list of all Contracts to which Seller is a party either as licensee or licensor relating to any item of such Intellectual Property.  The consummation of the transactions contemplated herein will not adversely affect in any manner the nature or usefulness of any item of such Intellectual Property in the hands of Seller.  As of the date hereof:

(i)           Seller is the owner of all right, title and interest in and to each item of its Intellectual Property, free and clear of all Liens;

(ii)           all trademarks, service marks, patents, copyrights and other state and federal registrations and all applications therefor listed in Exhibit 5.9 are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within ninety (90) days after the date hereof;

(iii)           all of the Software of Seller performs in full compliance with all of the specifications therefor (including, without limitation, functional specifications) set forth in user manuals, promotional materials or license agreements;

(iv)           accurate and complete copies of all source codes relating to all versions of each item of Software of Seller exist and have been made available to Purchaser;

(v)           all items of Software of Seller (other than licensed Software), including all prior versions thereof, were conceived, made and reduced to practice solely by Persons who were employees of Seller, and such Software resulted exclusively from work performed by those employees for Seller; any and all ideas, designs, concepts, techniques, inventions and discoveries which were conceived, made or reduced to practice by those employees relating in any way to such Software are “works made for hire” as a matter of law and are owned exclusively by Seller, and valid registrations exist and are in effect with respect to all of such Software;

(vi)           there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving Seller concerning any item of its Intellectual Property, and, to the Knowledge of Seller, no such action, proceeding, dispute or disagreement is threatened;

(vii)           all current officers, employees and consultants of Seller (other than employees and consultants who have not been involved in developing any Intellectual Property of Seller and who have no managerial responsibilities) have executed and delivered to Seller agreements regarding the protection of proprietary information and the assignment to Seller of all Intellectual Property rights arising from the services performed for Seller by such Persons, and Seller has made available to Purchaser or its counsel copies of all such agreements; and

(viii)           to the Knowledge of Seller, no employee or consultant of Seller is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement or any other Contract or restrictive covenant relating to the right of such Person to be employed or engaged by Seller or to use the Intellectual Property rights of others.

5.10           Agreements.  Exhibit 5.10 sets forth a true and correct list of all Contracts of Seller now in effect.

(a)           Each Seller Material Contract is the valid and binding obligation of the other contracting party enforceable in all material respects in accordance with its terms against the other contracting party and is in full force and effect, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts; and all rights of Seller thereunder are owned free and clear of any Liens;

(b)           Seller has fulfilled all material obligations required pursuant to each Seller Material Contract to have been performed by it prior to the date hereof, and to Seller’s Knowledge and to the knowledge of the Members, Seller will be able to fulfill, when due, all of its obligations under each Seller Material Contract which remain to be performed after the date hereof;

(c)           no other contracting party to any Seller Material Contract or has breached such Seller Material Contract in any material respect within the twelve (12) month period prior to the date hereof; to Seller’s Knowledge and to the knowledge of the Members, there is no anticipated material breach thereof by any such party; and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any disagreements or disputes between Seller and any other party to any Seller Material Contract relating to the validity or interpretation of such Seller Material Contract or to the performance by any party thereunder;

(d)             Seller is not a party to, nor bound by, any Contract, or any provision of its articles of organization or operating agreement which (i) restricts the conduct of its business anywhere in the world or its ability to sell products or services to a specified Person, (ii) grants most favored nation priority and/or terms to any Person, (iii) requires or may potentially require the renegotiation of government Contracts or (iv) any unusual or burdensome provisions which could reasonably be expected to have a material adverse effect; and

(e)             Seller is not under any material liability or obligation with respect to the return of inventory or products sold by Seller which are in the possession of distributors, wholesalers, retailers or customers.

5.11         Compliance with Applicable Laws; Governmental Matters.  Seller has, in all material respects, complied with, and is now in all material respects in compliance with, all Applicable Laws, and no material capital expenditures will be required in order to insure continued compliance therewith.  Seller has no Licenses or Permits.  No other franchise, license, permit, Order or approval of any Authority is material to or necessary for the conduct of the business of Seller as previously conducted during the twelve (12) month period prior to the date hereof, as presently conducted or as proposed to be conducted.  There are no pending or threatened proceedings by or before any Authority which involve new special assessments, assessment districts, bonds, Taxes, condemnation actions, Applicable Laws or similar matters which, if instituted, could be reasonably expected to have a material adverse effect upon Seller.

5.12         Tax Matters.  Within the times and in the manner prescribed by law, Seller has filed all tax returns which Seller is required to file, has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it.  Seller has complied with all Applicable Laws, relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws.  There are no Taxes, penalties or assessments owed with respect to Seller’s assets or operation of the Business, including, but not limited to, income, sales, use or payroll Taxes.  There are no Liens as a result of any unpaid Taxes upon any of Seller’s assets.

5.13         Pensions and Benefit Plans.  Neither Seller nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any pension plan, welfare plan, or any other similar plan or plan subject to ERISA.

5.14         Litigation.  There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened against Seller or any Member by any Person with respect to any of Seller’s assets or the operation of the Business prior to the Closing Date.  There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened seeking to prohibit or restrict the carrying out of any of the other transactions contemplated by this Agreement.  Seller is not subject to any judgment, order, decree, award, writ, injunction, decision, ruling or finding that may have a material adverse effect on Seller’s assets, the Business, the Seller Material Contracts or this Agreement.

5.15         Employees.  Seller is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Seller.  There are no complaints, charges or claims against Seller or any Member pending, threatened or which could be brought or filed based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by Seller or any Member of any of Seller’s current employees or relating to wages, hours, collective bargaining, discrimination, sexual harassment, civil rights, safety and health, worker’s compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax.

5.16         Insurance.  Seller maintains insurance of types and in amounts customary for the industry in which Seller operates, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect.  Complete and correct copies of each such policy have been furnished or made available to Purchaser.

5.17         Minute Books.  The minute books of Seller, as previously made available to Purchaser, accurately reflect all formal corporate action of the Members and managers of Seller.

5.18         No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.19         Absence of Adverse Changes.  To Seller’s Knowledge there are no material facts or contingencies which could reasonably be expected to have a material adverse effect on Seller, the Business or any Seller Material Contract.

5.20         Necessary Properties.  The Purchased Assets include all of the assets, real properties, tangible personal properties and intangible properties necessary for the conduct of the Business as conducted during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to be conducted and include substantially all of those properties actually used in the conduct of such businesses during the twelve (12) month period prior to the date hereof.

5.21         Full Disclosure.  Seller has heretofore made all of its books and records available to Purchaser for its inspection.  All documents and other papers delivered to Purchaser by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic.  Furthermore, the information furnished to Purchaser by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.  There is no fact which Seller has not disclosed to Purchaser in writing which could reasonably be expected to have a material adverse effect on Seller.

5.22         Investment Representations.

(a)           Seller and each Member are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and have sufficient knowledge and experience in investing so as to be able to evaluate the risks and merits of the investments in the Parent Common Stock;

(b)          Seller and each Member understand that the Parent Common Stock has not been registered under the Securities Act and that it will be a “restricted security” and must be held until there has been compliance with the registration requirements of the Securities Act and applicable state securities laws, except as permitted under certain exemptions to such requirements contained in the Securities Act and the rules and regulations promulgated thereunder.  Except any transfers of Parent Common Stock owned by Seller to the Members, Seller and the Members will not offer, sell, pledge, hypothecate, or otherwise transfer or dispose any of the Parent Common Stock unless such offer, sale, pledge, hypothecation or other transfer or disposition is registered under the Securities Act or exempt from the registration requirements thereof.

(c)           Seller and each Member are able to financially bear the risks of loss of its or his entire investment in the Parent Common Stock issuable as the Stock Consideration hereunder;

(d)          Seller and each Member are acquiring the Parent Common Stock for its or his own account and not with a view to or for sale in connection with any distribution thereof, except for the distribution thereof by Seller to each such Member; and

(e)           Seller and each Member understand and consent to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.  Each certificate evidencing the Parent Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by any Applicable Law at the time of the issuance of the Parent Common Stock:

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF SUCH SECURITY HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(f)           Seller and each Member have had a full and complete opportunity to inquire and examine all information deemed by it or him to be relevant and material to make an informed decision about the transactions contemplated in this Agreement.  Seller and each Member acknowledge and agree that it or he is not relying upon any representations or warranties of Purchaser except the representations and warranties specifically set forth in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1           Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

6.2           Authority to Execute and Perform Agreements.  Purchaser has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and all of the other agreements, documents and instruments contemplated hereby to which it is a party (collectively, “Purchaser Documents”) and (assuming any required consents from any Authority or another third party are obtained) to perform fully Purchaser’s obligations hereunder and thereunder.

6.3           Due Authorization; Enforceability.  Purchaser has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other Purchaser Documents and to consummate the transactions contemplated herein and therein.  This Agreement has been duly and validly executed by Purchaser and (assuming the due authorization, execution and delivery by Seller and the Members) constitutes the legal, valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

6.4           Issuance of Shares. The Stock Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and non-assessable.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by Seller and Members.  Seller and each Member, jointly and severally, shall indemnify, defend and hold harmless (a) Purchaser, (b) each of Purchaser’s Affiliates, assigns and successors in interest, and (c) each of their respective shareholders, other equity holders, directors, officers, employees, agents, attorneys and representatives, from and against any and all damages, awards, judgments, payments, diminutions in value and other losses (including, without limitation, legal fees and expenses) however suffered or characterized, which may be incurred or suffered by any such party and which may arise out of or result from (i)  any breach of any representation, warranty, covenant or agreement of Seller or any Member contained in this Agreement; (ii) any litigation, arbitration, governmental investigation, suit, action or other proceedings related to the assets of Seller or the Seller Material Contracts arising from any occurrence prior to the Effective Date; (iii) any tax obligation of Seller relating to any period prior to the Effective Time; (iv) any debt, liability or obligation of Seller direct or indirect, fixed, contingent or otherwise, now or as of the Effective Time known or unknown, and whether or not then due or payable, which exists at or as of the Effective Time or which arises after the Effective Time but which is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed at or before the Effective Time; (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, legal fees and expenses) incurred in enforcing this indemnity; and (vi) any Excluded Liabilities. No investigation by Purchaser shall diminish or obviate in any way, or affect Purchaser’s right to rely upon, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

ARTICLE VIII

TERMINATION; REMEDIES

8.1           Specific Performance.  The parties acknowledge that the Purchased Assets are unique and cannot be obtained by Purchaser except from Seller and for that reason, among others, Purchaser will be irreparably damaged in the absence of the consummation of this Agreement.  Therefore, in the event of any breach by Seller of this Agreement, Purchaser shall have the right, at its election, to obtain an order for specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy.

8.2           Attorneys’ Fees.  If Seller or Purchaser shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.  As used in this Section 8.2 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE IX

COVENANTS AND AGREEMENTS OF THE PARTIES
AFTER CLOSING

9.1           Covenants Against Competition.  Seller and each Member acknowledges that the consideration received by Seller for the Business and the Purchased Assets pursuant to this Agreement is at least equal to the fair market value thereof, reflecting, among other things, the value of all of the goodwill of the Business as a going enterprise, and that the covenants of Seller and each Member in this Section 9.1 are intended to preserve and protect the value of the goodwill of the Business for the benefit of Purchaser.  Each Member acknowledges that, as a result of Seller’s receipt of the consideration under this Agreement, such Member will receive a substantial benefit. Seller and each Member further acknowledge that Seller and its employees and Members have over many years devoted substantial time, effort and resources to developing the Business’ trade secrets and its other confidential and proprietary information as well as the Business’ relationships with customers, suppliers, employees and others doing business with the Business; that such relationships, trade secrets and other information are vital to the successful conduct of the Business in the future; that Seller, in the furtherance of the Business, has, and has in the past provided each Member with, the opportunity and support necessary to allow it or him to establish personal and professional relationships with customers, suppliers, employees and others having business relationships with the Business and has afforded such Member unlimited access to Seller’s trade secrets and other confidential and proprietary information; that because of the opportunities and support so provided to such Member and because of such Member’s access to Seller’s confidential information and trade secrets, Seller and such Member would be in a unique position to divert business from the Business and to commit irreparable damage to the Business were Seller or such Member to be allowed to compete with the Business or to commit any of the other acts prohibited below; that the enforcement of the covenants set forth in this Section 9.1 against Seller and each Member would not impose any undue burden upon Seller or such Member; that none of the covenants set forth in this Section 9.1 is unreasonable as to period or geographic area; and that the ability to enforce the covenants set forth in this Section 9.1 against Seller and each Member is a material inducement to the decision of Purchaser to consummate the transactions contemplated in this Agreement.  Seller and each Member acknowledge that Purchaser would not purchase the Purchased Assets but for the agreements and covenants of Seller and the Members contained in this Section 9.1.  Accordingly, Seller and each of the Members, jointly and severally, covenants and agrees as follows:

(a)           Covenant Not to Compete.  Neither Seller nor such Member at any time within the five (5) year period immediately following the Effective Time (the “Restricted Period”) shall have any ownership interest (of record or beneficial) in or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, (i) any firm, corporation, partnership, proprietorship or other business that engages in any market or in any geographic area in the world in a business which is similar to the Business, so long as Purchaser, or any successor in interest of Purchaser to the Business, remains engaged in the Business in any such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that any such Member may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if such Member (i) is not a controlling person of, or a member of a group which controls, such Person or (ii) does not, directly or indirectly own one percent (1%) or more of any class of securities of such Person.

(b)           Solicitation of Business.  During the Restricted Period, Seller and such Member shall not solicit or assist any other Person to solicit any business (other than for Purchaser) from any present or past customer of the Business or any of its Affiliates; or request or advise any present or future customer of the Business to withdraw, curtail or cancel its business dealings with Purchaser or any of its Affiliates; or commit any other act or assist others to commit any other act which might injure the Business.

(c)           Employees.  During the Restricted Period, Seller and such Member shall not directly or indirectly (i) solicit or encourage any employee of the Business to leave the employ of Purchaser or any of its Affiliates or (ii) hire any employee who has left the employment of Purchaser or any of its Affiliates if such hiring is proposed to occur within one (1) year after the termination of such employee’s employment with Purchaser or any of its Affiliates.

(d)          Confidential Information.  From and after the date hereof and following the Closing, Seller and such Member shall keep secret and retain in strictest confidence, and shall not use for the benefit of Seller, such Member or others, except for Purchaser, all confidential Intellectual Property relating to the Business, including, without limitation, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, invention and research projects and other business affairs relating to the Business learned by Seller or the Members heretofore or hereafter, and shall not disclose them to anyone outside of Purchaser and its Affiliates except upon Purchaser’s express prior written consent.

(e)          Rights and Remedies Upon Breach.  If Seller or any Member breaches, or threatens to commit a breach of, any of the provisions of the covenants set forth in this Section 9.1, Purchaser shall have the right and remedy to have such covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that monetary damages will not provide an adequate remedy to Purchaser.

(f)           Severability of Covenants/Blue Pencilling.  If any court determines that any of the covenants set forth in this Section 9.1, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the covenants set forth in this Section 9.1, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  Seller and such Member hereby waive any and all right to attack the validity of the covenants set forth in this Section 9.1 on the grounds of the breadth of their geographic scope or the length of their term.

(g)          Enforceability in Jurisdictions.  Seller, the Members and Purchaser intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 9.1 upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Seller, the Members and Purchaser that such determination not bar or in any way affect the right of Purchaser to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.2           Change of Name of Seller. Within ten (10) business days following the Closing, Seller shall file an amendment to its articles of organization with the California Secretary of State, and make all such other filings and take all such other actions, to change Seller’s name so as not include the words “Digital Turbine” or any derivatives or abbreviations thereof. From and after the Closing, Seller shall cease using and shall not authorize or permit the use of the words “Digital Turbine” or any derivatives or abbreviations thereof as the name of any business (including any trade name or fictitious name however denominated).

9.3           Sale Restriction. Neither Seller nor any Member shall sell, assign, transfer or otherwise dispose of any of the Stock Consideration for a period of one (1) year following the Effective Time.

9.4           Change of Name of Purchaser. As soon as reasonably practicable following the Closing, Purchaser shall use its commercially reasonable efforts to change Purchaser’s name to “Mandalay Digital Group, Inc.,” subject to its receipt of any necessary consents, approvals and/or licenses to use such name, including, without limitation, Mandalay Entertainment, Inc.

ARTICLE X

DEFINITIONS

10.1         Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” of a Person shall mean all accounts, notes, accounts receivable, contract rights, drafts, and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods or other property sold or leased, services performed or to be performed, or otherwise, owned by that Person or in which that Person has any interest, together with all guarantees, security agreements and other rights and interests guaranteeing or securing the same.

“Affiliate” shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person; or (iii) an officer, director, member or partner of such Person or a member of the immediate family of an officer, director, member or partner of such Person.  When the Affiliate is an officer, director, member or partner of such Person or a member of the immediate family of an officer, director, member or partner, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate.  For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 11.6.

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or ERISA Affiliates or any of their respective properties, assets, officers, directors, general partners, managers, employees, consultants or agents (in connection with such officer’s, director’s, general partner’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

“Books and Records” of a Person shall mean all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned by that Person or in which that Person has any interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific section of the Code shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

“Contracts” of a Person shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into or binding upon that Person or to which any property of that Person may be subject.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Any reference to a specific section of ERISA shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

“ERISA Affiliate” of a Person shall mean any other Person which, together with such Person, is required to be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Intellectual Property” of a Person shall mean all intangible properties owned by that Person or in which that Person has any interest (including the right to use by license or otherwise), and includes, without limitation, (a) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, corporate names, slogans and commercial symbols, all applications therefor, and all associated goodwill, including, without limitation, the name “Digital Turbine,” any uses or derivation thereof and any logos representing such name; (b) all domain names and URLs, and all websites and the “look and feel” of all such websites (including, without limitation, each such website’s particular typefaces, color schemes, themes and the like); (c) all statutory, common law and registered copyrights, all applications therefor and all associated goodwill; (d) all patents and patent applications, all associated technical information, shop rights, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (e) all software developed for Seller pursuant to an agreement between Seller and the software designer designating the software a “work made for hire,” all software developed by an employee of Seller, and all documentation thereof (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) (collectively, the “owned software”) and all “off the shelf” software purchased in retail transactions (collectively, the “licensed software”) (the “owned software” and the “licensed software” collectively referred to herein as the “Software”); (f) all other mask works, moral rights, inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, marketing and business data, pricing and cost models and information, business and marketing plans, operating procedures, customer and supplier lists, knowledge of customer preferences and buying practices and all other ideas (including those in the possession of third parties, but which are the property of that Person); (g) all drawings, records, books or other tangible media embodying the foregoing; (h) all rights to obtain and rights to register patents, trademarks and copyrights; and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of each of the Members and its managers, executive officers and key employees, the knowledge that each such Person would have acquired upon diligent inquiry and the knowledge that is imputed to each such Person and/or Seller by operation of Applicable Law.

“Licenses and Permits” of a Person shall mean all licenses and permits issued to that Person or in which that Person has any interest (including the right to use).

“Lien” shall mean any lien, encumbrance, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, Taxes, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Parent Common Stock” means common stock of NeuMedia, Inc., a Delaware corporation and the parent of Purchaser, par value $0.0001 per share.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Prepaid Items” of a Person shall mean all prepaid items (such as insurance deposits, municipal or local tax payments or deposits, utility deposits and the like), deferred charges, reserve accounts and other security and similar deposits owned by that Person or in which that Person has any interest.

“Purchased Assets” shall mean all of the Business, goodwill, assets, properties and rights  of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the Books and Records of Seller, which are owned by Seller or in which Seller has any interest (including the right to use), including, but not limited to the following:

(a)          all Intellectual Property of Seller;

(b)          all transferable Licenses and Permits of Seller;

(c)          all Accounts Receivable of Seller;

(d)          all Cash and Cash Equivalents of Seller;

(e)          all Books and Records of Seller;

(f)           all rights of Seller under express or implied warranties from the suppliers of Seller with respect to the Purchased Assets, to the extent assignable;

(g)          all of Seller’s claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

(h)          all of Seller’s right to receive mail and other communications, including, without limitation, all telephone and facsimile numbers and electronic mail and addresses of Seller;

(i)           all certifications and approvals from all certifying agencies issued to Seller and all of Seller’s rights to all data and records held by certifying agencies;

(j)           all goodwill of the Business as a going concern; and

(k)          all other properties, tangible and intangible, not otherwise referred to above which are owned by Seller or in which it has any interest.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Contracts” shall mean, collectively, the Contracts of Seller which are required to be identified in any Exhibit (including, without limitation, in Exhibit 5.10) by the terms and provisions of this Agreement.

“Subsidiary” of a Person shall mean each corporation, limited liability company, partnership, joint venture, trust or other entity in which that Person has, directly or indirectly, an equity interest representing ten percent (10%) or more of any class of the capital stock thereof or other equity interest therein or the management and policies of which that Person has the ability to direct, whether by contract, voting power or otherwise.

“Tangible Personal Property” of a Person shall mean all machinery, equipment, vehicles, furniture, trade fixtures, computers, supplies, spare parts, tools, stores and other tangible personal property owned by that Person, leased by that Person or in which that Person has any other interest (including the right to use), other than the Inventories and the Books and Records of that Person.

“Tax” shall mean any federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, built-in gains, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of Applicable Law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, or as a result of any tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.  “Taxing” and Taxable” shall have the correlative meanings.

10.2         Other Defined Terms.  In addition to those terms defined above, the following terms shall have the respective meanings given to them in the Sections indicated below:

Term	Section

ADR	Section 11.9

Arbitrator	Section 11.9

Business	Recital A

Check Register	Section 5.5(a)

Closing	Section 4.1

DT AUS Assignment	Exhibit 5.10

DTPL	Section 4.2(k)

Effective Time	Section 4.1

Excluded Liabilities	Section 2.1

JAMS	Section 11.9

List	Section 11.9

Members	Preamble

Purchaser	Preamble

Purchaser Documents	Section 6.2

Restricted Period	Section 9.1(a)

Seller	Preamble

Seller Documents	Section 5.1

Stock Certificate	Section 3.1

Stock Consideration	Section 3.1

10.3         Other Interpretive Provisions.  References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa; the words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and assigns, (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Time and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time prior to the Effective Time.  All accounting terms used herein have the meanings ascribed to them under GAAP.

ARTICLE XI

MISCELLANEOUS

11.1         Expenses of Sale.  Each of Purchaser and Seller shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the other documents contemplated hereby and the consummation and performance of the transactions contemplated herein and therein.

11.2        Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of both parties, except as may be required by applicable securities laws in which case the parties shall consult with each other with respect to text and means of communication of any such release or announcement.

11.3         Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered  by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to the other party at the address below, unless such party notifies the other parties of a new address in accordance with this Section 11.3:

To Seller:

c/o David R. Altshuler, Esq.
15332 Antioch St. #840
Pacific Palisades, California 90272
Facsimile: (310) 454-9759

To the Members:

Peter A. Adderton
#12 Sail Vista
Newport Coast, California 92657
Facsimile: (949) 706-7139

and

Fred E. Goldring
14817 Pampas Ricas Blvd.
Pacific Palisades, California 90272
Facsimile: (310) 230-9498

To Purchaser:

14242 Ventura Blvd., 3rd Floor
Sherman Oaks, California 91423
Attention: David Mandell, Esq.
Facsimile: (818) 301-6240

With a copy to:

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Attention: Gerald M. Chizever, Esq.
Facsimile: (310) 919-3970

11.4         Survival of Representations and Warranties.  The representations, warranties, covenants and agreements made by the parties hereto in the Agreement, and any schedule or document delivered pursuant to the Agreement, shall survive the Closing.

11.5         Further Assurances.  Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

11.6         Amendments.  This Agreement may be modified or amended only by a written instrument signed by the party sought to be bound.

11.7         Entire Agreement.  This Agreement, and any documents attached hereto or incorporated herein by reference, constitute the entire agreement between the parties with respect to the subject matter hereof.

11.8         Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.  Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.

11.9         Arbitration.   In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if JAMS no longer exists, from a List supplied by the ADR Services, Inc. (“ADR”) following written request by any party hereto.  Such arbitrator shall be a former or retired judge or justice of any California state or federal court with experience in complex litigation matters involving commercial transactions.  If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then any party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the arbitrator selected by the parties or appointed pursuant to this Section, the “Arbitrator”).  The arbitration shall take place at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator in Los Angeles, California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles County Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

11.10       Attorneys’ Fees.  If either party shall bring an action against the other arising out of or related to this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.

11.11       Binding Effect.  This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives.

11.12       Assignment.  No party may assign or transfer any of its rights or obligations under this Agreement, except that Purchaser may assign its rights and obligations to any of its affiliates or Subsidiaries without Seller’s or the Members’ consent.

11.13       Counterparts.  This Agreement may be executed simultaneously in any number of original, facsimile or other electronic counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.14       Severability.  In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

11.15       No Third Party Rights.  This Agreement is not made for the benefit of any third party except for Purchaser’s successors and assign.

11.16       Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

[Remainder of page intentionally left blank, signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:

DIGITAL TURBINE, INC., a Delaware corporation

By:	/s/ David Mandell
Name: David Mandell
Title: Corporate Secretary

SELLER:

DIGITAL TURBINE GROUP, LLC, a California limited liability company

By:	/s/ Peter A. Adderton
Name: Peter A. Adderton
Title: Manager

MEMBERS:

/s/ Peter A Adderton
Peter A. Adderton

/s/ Fred E. Goldring
Fred E. Goldring

Asset Purchase Agreement

Exhibit 4.2(c)(i)

Form of Assignment and Bill of Sale

ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (this “Agreement”) is made and entered into this 28th day of December, 2011, by and between Digital Turbine Group, LLC, a California limited liability company (hereinafter “Seller”), and Digital Turbine, Inc., a Delaware corporation (hereinafter “Buyer”), and is made with reference to the following:

A.           Buyer and Seller have heretofore executed that certain Assert Purchase Agreement, dated of even date herewith (the “Purchase Agreement” herein).

B.           Pursuant to the Purchase Agreement, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, certain assets of Seller hereinbelow described.

C.           Buyer and Seller now desire to consummate the transfer of all of the assets as provided in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE XII

ASSIGNMENT

12.1           For valuable consideration, the receipt and sufficiency of which Seller hereby acknowledges, Seller, pursuant to and in compliance with the Purchase Agreement, does hereby sell, convey, transfer, assign and deliver to Buyer, and Buyer does hereby accept from Seller, all of Seller’s right, title and interest in and to all of the Purchased Assets, as defined in the Purchase Agreement.

TO HAVE AND TO HOLD all such interests and assets hereby assigned, transferred and conveyed unto Buyer, its successors and assigns, to its and their own use and behalf forever.

ARTICLE XIII

FURTHER ASSURANCES

Seller shall, at any time and from time to time after the date hereof, upon the request of Buyer, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby consummated and to collect and reduce to the possession of Buyer any and all of the interests and assets hereby transferred to Buyer.  Without limiting the generality of the foregoing, Seller hereby appoints Buyer, and its successors and assigns, the true and lawful attorney of Seller, in the name of Buyer or in the name of Seller but for the benefit and at the expense of Buyer, to demand and receive any and all interests and assets hereby transferred; to give releases and acquittances for or in respect of the same or any part thereof; to endorse, collect and deposit any checks, drafts or other instruments payable to Seller which constitute accounts receivable hereby assigned or relate to payments for goods and/or services provided by Seller or Buyer in connection with the accounts or rights under contract hereby assigned; to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, which Buyer, or its successors and assigns, may deem necessary or advisable to collect, assert or enforce any claim, right, title, debt or account hereby assigned; and to defend and compromise any and all actions, suits or proceedings in respect of any of the interests and assets hereby assigned that Buyer, or its successors or assigns, shall deem necessary or advisable.  Seller hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable.

ARTICLE XIV

OTHER INSTRUMENTS

It is understood that Seller, contemporaneously with the execution and delivery of this Agreement, is further executing and delivering to Buyer certain other assignments and instruments of transfer which in particular cover certain of the interests and assets hereinabove assigned, the purpose of which is to supplement, facilitate and otherwise implement the transfers intended hereby.

ARTICLE XV

SUCCESSORS AND ASSIGNS

This Agreement and the covenants and agreements herein contained shall inure to the benefit of and shall bind the respective parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

DIGITAL TURBINE GROUP, LLC

By:
Peter A. Adderton, Manager

DIGITAL TURBINE, INC.

By:
David Mandell, Executive Vice President

Exhibit 4.2(c)(ii)

Software Assignment

This Assignment is entered into as of December 28, 2011 by and between Digital Turbine Group, LLC, a California limited liability company (“Assignor”) and Digital Turbine, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor has developed certain software and technology for the provision of content in an integrated fashion that aligns with the manner in which personal computers and other connected device users consume and digest such information (the “Software”);

WHEREAS, pursuant to that certain Asset Purchase Agreement dated December 28, 2011, Assignor agreed to sell its business and assets to Assignee, including the Software together with any developments, modifications, adaptations, improvements, enhancements, revisions, iterations or versions (the “Technology”) and any and all related intellectual property rights

WHEREAS, Assignor desires to assign the Software, the Technology and any and all related intellectual property rights to Assignee;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Assignor hereby grants, transfers, assigns, and conveys to Assignee all of its rights, title, and interests in the Software and the Technology, and all of the copyrights (including derivative works), trademarks (including the accompanying goodwill), patents, trade dress, trade secrets, and other intellectual property rights whether registered or unregistered, moral rights, and as well as all other rights of whatever nature whatsoever in the Software and the Technology in the United States and throughout the universe; and

2.            Assignor hereby waives any and all claims that it may now or hereafter have in any jurisdiction to so-called “moral rights” or “droits morals” in connection with the Software or the Technology.

3.            Without limiting the generality of the foregoing grant, Assignor acknowledges that Assignee and its successors and assigns shall have the sole and exclusive right in perpetuity and throughout the universe to use, reproduce, license, exploit, sell, assign, make derivative works from, or otherwise dispose of all or any part of the Software or the Technology, in any format or version, by any means and in any media, now known or hereafter developed.

4.            Assignor represents and warrants that:

a.           Assignor is the sole owner of the Software and the Technology;

b.           Neither the Software nor the Technology infringes the rights of any third party

c.           the assignment of rights made hereunder in connection with the Software and the Technology is free and clear of any liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects; and

d.           Assignor is not aware of any third party claims with respect to the Software or the Technology.

5.           Assignor agrees to execute and deliver such additional documents as may be reasonably necessary to establish the ownership of record of the copyrights, trademarks, patents, and other rights hereby assigned or to otherwise effectuate the intent of this Assignment.

IN WITNESS WHEREOF, Assignors have caused this Assignment to be duly executed this ___ day of December 2011.

Digital Turbine Group, LLC	Digital Turbine, Inc.
By:	By:
Peter A. Adderton, Manager	David Mandell, Executive Vice President
Date:	Date:

Exhibit 4.2(c)(iii)

Trademark Assignment

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DIGITAL TURBINE GROUP, LLC, a California limited liability company (“Assignor”), hereby sells, assigns, and transfers to (“Assignor”) and DIGITAL TURBINE, INC., a Delaware corporation (“Assignee”), absolutely and forever, the entire right, title, and interest, whether statutory or at common law, throughout the world, in and to the mark DIGITAL TURBINE (the “Mark”), together with the goodwill of the business symbolized by the Mark, any and all corresponding registrations and applications as well as all causes of action for any and all previously occurring infringements of the rights being assigned and the right to receive and retain the proceeds relating to those infringements.

Assignor agrees to execute any further papers and to do such other acts as may be necessary and proper to vest full title in and to the Mark and other corresponding rights in the Assignee.

IN WITNESS WHEREOF, this Assignment is effective as of the _____ day of December, 2011.

By:

Name: Peter A. Adderton, Manager

State of California	}
County of	}

On __________________ before me, ______________________, personally appeared ________________________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit 4.2(j)

Form of Peter Adderton Employment Agreement

See Exhibit 10.1

Exhibit 5.9

Intellectual Property

Software assigned to Seller pursuant to the DT AUS Assignment

Software acquired from MagNet Solutions, Inc. pursuant to November 1, 2010 agreement

Exhibit 5.10

Contracts

Assignment, dated as of the date hereof, by and between Seller and DTPL (the “DT AUS Assignment”)

License Agreement, dated as of the date hereof, by and between Seller and DTPL